                                                           EXHIBIT 10(v)

[CEO AGREEMENT]

                           EMPLOYMENT AGREEMENT

     This Agreement is made and entered into this 9th day of February, 1995, by and among Great Lakes Bancorp, a Federal Savings Bank, a federal savings bank (the "Bank"), TCF Financial Corporation, a Delaware corporation ("TCF")(and, as to each, any successor by operation of law or Section 10 hereof), and Robert J. Delonis (the "Employee").

     WHEREAS, Employee and Bank were previously parties to an employment agreement and Employee wishes to relinquish all rights thereunder, pursuant to Section 17 hereof, in order to enter into this new employment agreement with Bank and TCF;

     WHEREAS, the Board of Directors of the Bank and TCF believe it is in the best interests of the Bank and TCF to enter into this Employment Agreement ("Agreement") with the Employee in order to assure management continuity of the Bank consistent with TCF's goals and philosophies as sole shareholder of the Bank, to reinforce and encourage the continued attention and dedication of the Employee to his assigned duties following the acquisition of the Bank by TCF and to provide assurance that the Employee will not be distracted by the potentially disruptive circumstances which may arise from a change in control of the Bank;

     WHEREAS, the Boards believe that entering into this type of Agreement with key employees will contribute significantly to the safety and soundness of the Bank, will enhance the orderly operation of the Bank in conjunction with TCF's other banks and subsidiaries and will encourage its orderly adoption of TCF's established regulatory compliance procedures, business practices and operating systems;

    WHEREAS, the Boards of Directors of the Bank and TCF have approved and authorized the execution of this Agreement with the Employee to take effect upon the date stated in Section 4 below; and

     WHEREAS, the Employee serves as a Director, as Chairman of the Board of Directors and Chief Executive Officer of the Bank;

     NOW, THEREFORE, in consideration of the respective terms and conditions in this Agreement, it is agreed as follows:

     1. EMPLOYMENT. The Employee is employed as Chairman and Chief Executive Officer of the Bank and shall continue to render administrative and management services to the Bank such as are customarily performed by persons employed in this capacity. The Employee shall continue to devote his best efforts and substantially all his business time and

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attention to the business of the Bank and its subsidiaries and affiliated companies according to such reasonable standards as the Board shall establish.

     2. COMPENSATION. The Bank agrees to pay the Employee during the term of this Agreement an annual salary established by the Board of Directors at the time this Agreement is signed (the "Commencement Date") of $260,000. The Employee's salary shall be payable not less frequently than monthly and not later than the tenth day of the following month. The amount of the Employee's salary shall be reviewed not less often than annually by the Bank's Board of Directors at the same time the salaries of other officers of comparable rank at the Bank are customarily reviewed and may be increased or decreased (but not decreased below the Employee's salary as of the Commencement Date) as the Board in its absolute discretion may decide, subject to the customary withholding tax and other employee taxes as required. The Employee shall also be entitled to receive prompt reimbursement of all reasonable expenses incurred in accordance with the polices applicable to comparable officers of the Bank.

     3.   BENEFITS.

     (a) PARTICIPATION IN RETIREMENT AND EMPLOYEE BENEFIT PLANS. The Employee shall be entitled to participate in and receive benefits or awards under all plans of the Bank relating to stock options, stock awards, stock purchases, pension, thrift, profit-sharing, group life insurance, medical coverage, education, cash or stock bonuses, and other retirement or employee benefits that are now or later maintained by the Bank for the benefit of its officers of comparable rank or for employees generally, upon the same terms and conditions as are applicable to other participants in such plans. Contemporaneously with the execution of this Agreement an award of restricted stock is being made to Employee by TCF. Nothing contained in this Agreement shall modify or affect the terms or provisions of any stock option or restricted stock award made to Employee; Employee's rights pursuant to any such awards shall be governed by the award agreement signed by Employee and the plan under which the award was granted, rather than this Agreement.

     (b) FRINGE BENEFITS. The Employee shall be eligible to participate in and receive benefits under any other fringe benefits programs which may be or become applicable to the Bank's or TCF's officers of comparable rank (Employee shall be deemed for purposes of this subsection 3(b) to be the equivalent of an Executive Vice President of TCF) or for Bank employees generally, including use of an automobile, a reasonable expense account, the payment of reasonable expenses for attending annual and periodic meetings of trade associations, and any other benefits which are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement.

     4.   TERM.
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     (a)  INITIAL TERM.  The term of employment under this Agreement shall be for a period of three years commencing on the Commencement Date subject to earlier termination as provided herein and further subject to extension as provided in Section 4(b).

     (b)  OPTION FOR TWO ONE-YEAR EXTENSIONS OF TERM.   Employee may elect to
extend the term of this Agreement after the expiration of its initial term for an additional term of one year, and thereafter for another additional term of one year, provided that no such extension shall occur unless such extension is approved in advance by the Board of the Bank following its review of a formal performance evaluation of the Employee conducted by the Board or a committee thereof and such approval (and the justification for it) is reflected in the minutes of the Board and PROVIDED FURTHER, in the event the Board of Directors of the Bank does not act to extend the term of this Agreement pursuant to this Section 4(b), TCF hereby agrees to employ Employee as an Executive Vice President under the terms of this Agreement at his current location for the remainder of any such extended terms elected by Employee. Reference to the term of this Agreement shall refer both to the initial term and any such extensions thereof.

     5. VACATIONS. The Employee shall be entitled, without loss of pay, to be absent voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time, provided that:

     (a) The Employee shall be entitled to an annual vacation in accordance with the Bank's policies.

     (b) The timing of the vacations shall be scheduled in a reasonable manner by the Employee and in compliance with the Bank's policies on taking consecutive days of vacation.

     (c) In addition to the aforesaid paid vacations, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment with the Bank for such additional periods of time and for such valid and legitimate reasons as the Board of Directors in its discretion may determine. Further, the Board of Directors shall, solely at the Employee's request, be entitled to grant to the Employee a leave or leaves of absence with or without pay and such time or times and upon such terms and conditions as the Board, in its discretion, may determine.

     6.   TERMINATION OF EMPLOYMENT.

     (a) The Board of Directors of Bank or TCF may terminate the Employee's employment at any time with or without cause and upon such action by either such board the Employee's services shall terminate with respect to both Bank and TCF. If the employment of the Employee is involuntarily terminated other than (i) for "cause" (as defined in the next Section) under this section 6(a), (ii) pursuant to Section 9 or (iii) by reason of death or disability as provided in Sections 6(c) or 7 of this Agreement, the Bank shall: (1) pay the

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Employee's salary through the remaining term of this Agreement, at the time such payments are due under Section 2 of this Agreement, reduced by the amounts earned by the Employee from other employment during the remaining term of this Agreement; (2) provide the Employee with health insurance benefits maintained by the Bank for its senior officers or for its employees generally during the remaining term of this Agreement or a period of eighteen
(18) months from the Termination Date whichever is less, and (3) thereafter permit the Employee to purchase health insurance benefits, at the Bank's group rate (or pay the employee the difference between that rate and any higher rate he is required to pay because he cannot be included in the group rate) until the Employee confirms that he has obtained comparable health insurance at comparable cost to the Employee through another employer, dies or reaches age 65, whichever comes first.

     The Employee shall have no right to receive compensation or other benefits for any period after termination for cause. Termination for cause shall include termination for any reason set forth in Section 9 hereof, personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. A termination shall not be for cause unless it occurs after a board meeting at which the termination is reviewed, with reasonable advance notice to the Employee of the meeting and the purpose thereof and at which the Employee and his counsel (if any) has an opportunity to present information and arguments concerning whether there is cause for termination. The Employee shall not be deemed to have been terminated for cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by not less than a disinterested majority of the entire membership of the board stating that in the good faith opinion of such board the Employee was guilty of conduct constituting cause (as defined earlier in this paragraph) and stating the specific factual basis for the board's opinion. In reaching its conclusions, such board shall be entitled to conclusively rely upon any information presented or reviewed at the meeting which the Employee has the opportunity to rebut and does not do so, or with respect to which the board determines in good faith that the Employee's rebuttal is not convincing, without any requirement to personally interview witnesses or independently verify the information presented to it
(it being acknowledged that a meeting conducted in accordance with the foregoing procedures constitutes a reasonable investigation) and the board shall be absolutely protected against liability to Employee for its dissemination of such information and its conclusions in compliance with the requirements of this paragraph.

     (b) This Agreement may be voluntarily terminated by the Employee at any time upon 90 days written notice to the Bank or upon such shorter period as may be agreed upon between the Employee and the Board of Directors of the Bank. In the event of such voluntary termination, the Bank shall be obligated only to pay the Employee's salary through the 90 days (or fewer) remaining in the term of this Agreement. In the event, however, the OTS prohibits such payment by the Bank, TCF shall be obligated to make such payments.


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     (c)  In the event of death of the Employee during the term of this
Agreement, the Employee's estate, or such person as the Employee may have previously designated in writing, shall be entitled to receive the salary due the Employee through the last day of the calendar month in which the death occurs.

     (d) In the event the Bank purports to terminate the Employee for cause, but it is determined by a court of competent jurisdiction or by an arbitrator under Section 16 that the Employee was improperly terminated, the Employee shall be entitled to reimbursement for all reasonable cost, including attorney's fees, in challenging such termination or collecting such amounts. Such reimbursement shall be in addition to all rights which the Employee is otherwise entitled to under this Agreement.

     (e) For purposes of this Agreement, the term "Date of Termination" or "Termination Date" means the earlier of (i) the date upon which the Bank or TCF gives notice to the Employee of the termination of his employment or (ii) the date upon which the Employee ceases to serve as an employee of the Bank or TCF.

     7. DISABILITY. If the Employee shall become disabled or incapacitated to the extent of being unable to perform the duties anticipated by this Agreement, the Employee shall be entitled to receive disability benefits of the type provided for other comparable officers of the Bank. In such event, the rights of the Employee to receive the salary stated in Section 2 hereof shall be suspended until the Employee is able to fully perform his duties.
In the event of Employee's termination of employment due to ongoing inability to perform his duties, any benefits payable to Employee from the long term disability plan of Bank or TCF on account of such disability shall be in lieu of any other payments that would otherwise be payable under this Agreement after a termination of employment.

     8.   CHANGE IN CONTROL COMPENSATION.

     (a) ELIGIBILITY. In lieu of amounts the Employee might otherwise receive under Section 6 or other Sections of this Agreement, in the event of a termination of employment after a "change in control" (as herein defined) the Employee shall be eligible to receive compensation, in the amounts and at the times described in Section 8 (c), if:

        (1) his employment with the Bank and all of its affiliates is terminated within 18 months after there has been a change in control, and

        (2) the Employee's termination of employment is involuntary and is not on account of death, a physical or mental disability such that the Employee qualifies for benefits under any long term disability plan maintained by the Bank or its affiliates, or cause, as defined in Section 6 of this Agreement. For purposes of Section 6 and this Section 8 an "involuntary termination" or "involuntarily terminated" means termination of the Employee's employment without the Employee's express written

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      consent or material diminution of or interference with the Employee's duties, responsibilities and benefits as Chairman and Chief Executive Officer of the Bank. By way of example and not by way of limitation, any of the following actions, if unreasonable or materially adverse to the employee, shall constitute such diminution or interference unless consented to in writing by the Employee: (a) a significant reduction in the size or a material change in the location of the Employee's office; (b) a reduction or adverse change in the scope or nature of the secretarial or other administrative support of the Employee; (c) a reduction or adverse change in the Employee's title and decision-making responsibilities; (d) a reduction in the number or seniority of other Bank personnel reporting to the Employee, other than as part of a Bank-wide reduction in staff, or a reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Employee; (e) an increase in the number of, or a decrease in the seniority of, the persons (other than the Board of Directors) to whom the Employee must report, other than is normal and customary for an executive officer of a similarly situated financial institution; or an increase in the frequency of, or in the nature of matters with respect to which, such reports by the Employee shall be required; (f) a reduction or adverse change in the salary, perquisites, benefits, contingent benefits or vacation time which had theretofore been provided to the Employee, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank; and (g) a material increase in the required hours of work or the workload of the Employee.

      (b) CHANGE IN CONTROL. For the purposes of this Agreement, a "change in control" shall be deemed to have occurred if:

        (1) the shareholders of TCF shall adopt a resolution providing for its dissolution or liquidation, or for a merger, consolidation, or other corporate reorganization of TCF under circumstances in which TCF will not be the surviving party; or

        (2) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) (other than TCF or any of its subsidiaries or any employee benefit plan of TCF or any of its subsidiaries) becomes a beneficial owner, directly or indirectly, of securities of TCF representing 25% or more of the voting power of all of TCF's then outstanding securities; or

        (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of TCF ceased for any reason to constitute at least a majority thereof (unless the nomination of each new director was approved by a vote of at least two thirds of the directors then still in office who were directors at the beginning of such period); or

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        (4)   the Board of Directors of TCF shall approve the sale of all, or substantially all, of the business or assets of TCF.

        (5) the acquisition of control of the Bank (but not including the acquisition of the Bank by TCF pursuant to the Agreement and Plan of Reorganization dated September 8, 1994) as defined in 12 C.F.R. [Section] 574.4, or any successor regulation, which would require the filing of an application for acquisition of control or a notice of change in control under 12 C.F.R. [Section] 574.3 or any successor regulation.

      (c)  AMOUNT AND PAYMENT OF SEVERANCE PAY.  The Employee shall receive:

        (1) a lump sum cash payment, no later than 30 days after the Termination Date, in an amount equal to three times the Employee's annual rate of salary as of the Termination Date;

        (2) continuation of coverage under the employer's group medical, group life, and group long-term disability plans, if any, and under any individual policy or policies of life insurance maintained by his employer, with the same rate of employer contributions as for active employees, until the earliest to occur of:

            (i) the expiration of 24 months from the Employee's Termination Date or, in the case of medical benefits only, if longer, until the Employee confirms that he has obtained comparable health insurance coverage at comparable cost to the Employee through another employer, dies or reaches age 65, whichever occurs first; or

            (ii) the date on which the Employee obtains comparable coverage at comparable cost provided by a new employer.

        (3) a lump sum cash payment, payable no later than 30 days after the Termination Date, in an amount equal to the sum of: (i) the amount by which the fair market value of that number of shares of stock subject to any stock option which is forfeited or which otherwise becomes nonexercisable by the Employee by reason of termination of employment (determined as of such Termination Date) exceeds the option price for such shares; (ii) such additional amounts (or the fair market value of such additional property) in excess of the amount determined pursuant to subSection (i) that would have been paid or distributed to Employee upon exercise of any such forfeited stock options, had such options been exercisable, and exercised, by Employee as of his Termination Date;
      (iii) an amount equal to the fair market value of any shares of restricted stock forfeited by the Employee by reason of such termination of employment, determined as of such Termination Date; and (iv) an amount equal to the amount that Employee would have received if any stock appreciation right which is forfeited or which otherwise becomes nonexercisable by

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      such termination of employment had been exercisable, and exercised, by Employee as of the Termination Date. It is understood and agreed that this payment is to occur only to the extent Employee is not entitled to exercise options or stock appreciation rights, or to retain restricted stock, after the termination of employment under the provisions of Employee's stock option, restricted stock, or stock appreciation rights agreements.

         (4) LIMITATIONS. If any part of the amounts to be paid to or for the benefit of the Employee pursuant to this Section 8, as determined by TCF's auditors, constitute "parachute payments" within the meaning of section 280G of the Internal Revenue Code of 1986, as from time to time amended (the "Code"), such amounts shall be reduced as provided below so that the aggregate present value of all parachute payments to the Employee will be equal to 299% of the Employee's "annualized includible compensation for the base period," as such term is defined in section 280G(d)(1) of the Code.
       Such reduction shall be made in the benefits provided pursuant to subparagraph 8(c)(2), in the inverse order of their anticipated payment, before any reductions are made in the amounts payable pursuant to subSection 8(c)(1) or (3). For the purpose of this subsection, present value shall be determined in accordance with section 1274(b)(2) of the Code.

         (5) FUNDING OF CHANGE IN CONTROL COMPENSATION. Nothing herein contained shall require or be deemed to require the Bank or a subsidiary to segregate, earmark, or otherwise set aside any funds or other assets to provide for any payments required to be made hereunder, and the rights of the terminating Employee to compensation hereunder shall be solely those of a general, unsecured creditor of the Bank. However, the Bank may, in its discretion, deposit cash or property, or both, equal in value to all or a portion of the amounts anticipated to be payable hereunder for any or all Employees into a trust, the assets of which are to be distributed at such times as determined by the trustee of such trust; PROVIDED that such assets shall be subject at all times to the rights of the Bank's general creditors.


      9. OBLIGATIONS OF THE BANK SUBJECT TO FEDERAL BANKING LAW. The obligations of the Bank (which includes TCF for these purposes) under this Agreement shall be suspended or terminated in the circumstances stated below and are further subject to any other applicable federal banking statutes, regulations, orders and directives.

     (a) If the Employee is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 9(e) of the Federal Deposit Insurance Act ("FDIC") (12 U.S.C. 1818(e)(3) or (g)(1)), the Bank's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld which its obligations

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under this Agreement were suspended and (ii) reinstate in whole or in part any of the obligations which were suspended.

      (b) If the Employee is removed from office and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIC (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but vested rights of the parties shall not be affected.

     (c) If the Bank becomes in default (as defined in Section 3(x)(1) of the FDIC (12 U.S.C. 1818(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but any vested rights of the parties shall not be affected.

     (d) All obligations under this Agreement may be terminated: (i) by the Director of the Office of Thrift Supervision ("OTS") at the time the Federal Deposit Insurance Corporation or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIC (12 U.S.C. 1823(c)); and
(ii) by the Director of the OTS or his designee at the time the Director of the OTS or his designee approves a supervisory merger to resolve problems related to operations of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     (e) Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12
U.S.C. [Section] 1828(k) and any regulations promulgated thereunder. Notwithstanding any other limitations in this Agreement, the total payments to Employee under this Agreement by the Bank may not exceed three times the Employee's five year average compensation, as determined in accordance with RB#27a of the OTS.

     10. NO ASSIGNMENTS. This Agreement is personal to all of the parties hereto, and no party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other parties.

     (a) The Bank and TCF agree to require any successor to substantially all of the business or assets of the Bank (other than a holding company of the Bank in connection with a holding company reorganization) or TCF, as the case may be, to assume and agree to perform this Agreement as written. Failure of the Bank and TCF to do so will be a breach by the Bank and TCF which entitles the Employee to compensation pursuant to Section 8(c).

     (b) The rights of the Employee under this Agreement shall be enforceable by his personal and legal representatives, heirs, devisees and beneficiaries.

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     11.  NOTICE.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement (provided that all notices to the Bank shall be directed to the attention of the Board of Directors of the Bank with a copy to the Secretary of the Bank), or to such other address as either party may have furnished to the other in writing in accordance herewith.

     12. AMENDMENTS. No amendments or additions to this Agreement shall be binding unless in writing and signed by all parties, except herein otherwise provided.

     13. SECTION HEADING. The Section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

     14. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     15. GOVERNING LAW. This Agreement shall be governed by the laws of the United States and the State of Michigan.

     16. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

     17.  PRIOR CONTRACT.   This Agreement supersedes any prior employment
contract between Employee and Bank or TCF and, upon execution of this Agreement, any such prior contract shall be null and void.

     18. JOINT BENEFITS AND OBLIGATIONS. Unless otherwise provided in this Agreement, the benefits and obligations of the Bank hereunder are the joint and several benefits and obligations of the Bank and TCF. Notwithstanding the foregoing, Employee's compensation hereunder shall be charged solely to the Bank unless a corporate allocation is duly agreed to by and between TCF and the Bank or Employee's compensation is payable solely by TCF under subsection 4(b) or subsection 6(b) hereof.

     IN WITNESS WHEREOF, the parties have executed this agreement on the day and year first hereinabove written.

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                                         GREAT LAKES BANCORP,
                                         A Federal Savings Bank
                                         401 East Liberty Street
                                         Ann Arbor, MI  48104

                                         By:  /s/ Barry N. Winslow
                                            -------------------------

                                         Title:   President
                                               ----------------------


                                         EMPLOYEE

                                          /s/ Robert J. Delonis
                                         ----------------------------



                                         TCF FINANCIAL CORPORATION
                                         801 Marquette Avenue
                                         Minneapolis, MN 55402


                                         By:  /s/ Thomas A. Cusick
                                            -------------------------

                                         Title:   Vice Chairman
                                               ----------------------